Exhibit 23.5

CONSENT OF NEWBRIDGE SECURITIES CORPORATION

Newbridge Securities Corporation, hereby consents to (i) the inclusion of our fairness opinion, dated August 16, 2024, to the Board of Directors of AlphaVest Acquisition Corp. in the filing of the Registration Statement on Form S-4 of AlphaVest Acquisition Corp., filed on November 12, 2024 (the “Registration Statement”), and (ii) all references to the fairness opinion in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above–mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above–mentioned Registration Statement), proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Newbridge Securities Corporation
Newbridge Securities Corporation

Boca Raton, Florida
November 12, 2024